Exhibit 99.1

February 26, 2025
For 6:00 a.m. ET Release

LOWE’S REPORTS FOURTH QUARTER 2024 SALES AND EARNINGS RESULTS
— Comparable Sales Increased 0.2% —
— Diluted EPS of $1.99; Adjusted Diluted EPS1 of $1.93 —
— Provides Full Year 2025 Outlook —

MOORESVILLE, N.C., Feb. 26, 2025 – Lowe’s Companies, Inc. (NYSE: LOW) today reported net earnings of $1.1 billion and diluted earnings per share (EPS) of $1.99 for the quarter ended Jan. 31, 2025, compared to diluted EPS of $1.77 in the fourth quarter of 2023. During the fourth quarter, the company recognized a $80 million pre-tax gain associated with the 2022 sale of the Canadian retail business. This positively impacted fourth quarter diluted EPS by $0.06. Excluding this gain, fourth quarter 2024 adjusted diluted EPS1 was $1.93.

Total sales for the quarter were $18.6 billion. Comparable sales for the quarter increased 0.2%, driven by high-single-digit Pro and online comparable sales, strong holiday performance, and rebuilding efforts in the wake of recent hurricanes, partially offset by continued near-term pressure in DIY discretionary spending.

“Our results this quarter were once again better-than-expected, as we continue to gain traction with our Total Home strategic initiatives,” said Marvin R. Ellison, Lowe’s chairman, president and CEO. “We remain confident in the long-term strength of the home improvement industry, and we are equally confident in our strategy to capitalize on the expected recovery. We are also pleased to award $80 million in discretionary bonuses to our frontline associates in recognition of their hard work and dedication to delivering excellent customer service.”

As of Jan. 31, 2025, Lowe’s operated 1,748 stores representing 195.0 million square feet of retail selling space.

Capital Allocation
With a disciplined focus on its best-in-class capital allocation program, the company continues to generate long-term, sustainable shareholder value. During the quarter, the company repurchased approximately 5.5 million shares for $1.4 billion, and it paid $650 million in dividends. For the fiscal year, the company returned $6.5 billion to shareholders through share repurchases and dividends.

1 Adjusted diluted earnings per share is a non-GAAP financial measure. Refer to the “Non-GAAP Financial Measures Reconciliation” section of this release for additional information, as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

Lowe’s Business Outlook

The company is introducing its outlook for fiscal 2025, which reflects continued near-term uncertainty in the home improvement market.

Full Year 2025 Outlook
•Total sales of $83.5 to $84.5 billion
•Comparable sales expected to be flat to up +1% as compared to prior year
•Operating income as a percentage of sales (operating margin) of 12.3% to 12.4%
•Net interest expense of approximately $1.3 billion
•Depreciation and Amortization expense of approximately $1.8 billion
•Effective income tax rate of approximately 24.5%
•Diluted earnings per share of approximately $12.15 to $12.40
•Capital expenditures of approximately $2.5 billion

A conference call to discuss fourth quarter 2024 operating results is scheduled for today, Wednesday, Feb. 26, at 9 a.m. ET. The conference call will be available by webcast and can be accessed by visiting Lowe’s website at ir.lowes.com and clicking on Lowe’s Fourth Quarter 2024 Earnings Conference Call Webcast. Supplemental slides will be available approximately 15 minutes prior to the start of the conference call. A replay of the call will be archived at ir.lowes.com.

Lowe’s Companies, Inc.

Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving approximately 16 million customer transactions a week in the United States. With total fiscal year 2024 sales of more than $83 billion, Lowe’s operates over 1,700 home improvement stores and employs approximately 300,000 associates. Based in Mooresville, N.C., Lowe’s supports the communities it serves through programs focused on creating safe, affordable housing, improving community spaces, helping to develop the next generation of skilled trade experts and providing disaster relief to communities in need. For more information, visit Lowes.com.

Disclosure Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “desire”, “project”, “estimate”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity”, “outlook”, “scenario”, “guidance”, and similar expressions are forward-looking statements. Forward-looking statements involve, among other things, expectations, projections, and assumptions about future financial and operating results, objectives (including objectives related to environmental and social matters), business outlook, priorities, sales growth, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for products and services including customer acceptance of new offerings and initiatives, macroeconomic conditions and consumer spending, share repurchases, and Lowe’s strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. Such statements involve risks and uncertainties, and we can give no assurance that they will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions, such as volatility and/or lack of liquidity from time to time in U.S. and world financial markets and the consequent reduced availability and/or higher cost of borrowing to Lowe’s and its customers, slower rates of growth in real disposable personal income that could affect the rate of growth in consumer spending, inflation and its impacts on discretionary spending and on our costs, shortages, and other disruptions in the labor supply, interest rate and currency fluctuations, home price appreciation or decreasing housing turnover, age of housing stock, the availability of consumer credit and of mortgage financing, trade policy changes or additional tariffs, outbreaks of pandemics, fluctuations in fuel and energy costs, inflation or deflation of commodity prices, natural disasters, geopolitical or armed conflicts, acts of both domestic and international terrorism, and other factors that can negatively affect our customers.

Investors and others should carefully consider the foregoing factors and other uncertainties, risks and potential events including, but not limited to, those described in “Item 1A - Risk Factors” in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A in our quarterly reports on Form 10-Q or other subsequent filings with the SEC. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

LOW-IR

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Contacts:	Shareholder/Analyst Inquiries:	Media Inquiries:
	Kate Pearlman	Steve Salazar
	704-775-3856	steve.j.salazar@lowes.com
kate.pearlman@lowes.com

Lowe’s Companies, Inc.
Consolidated Statements of Current Earnings and Accumulated Deficit (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended				Fiscal Year Ended
	January 31, 2025		February 2, 2024		January 31, 2025		February 2, 2024
Current Earnings	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net sales	$18,553	100.00	$18,602	100.00	$83,674	100.00	$86,377	100.00
Cost of sales	12,456	67.14	12,576	67.60	55,797	66.68	57,533	66.61
Gross margin	6,097	32.86	6,026	32.40	27,877	33.32	28,844	33.39
Expenses:
Selling, general and administrative	3,822	20.59	3,897	20.95	15,682	18.74	15,570	18.02
Depreciation and amortization	445	2.40	442	2.38	1,729	2.07	1,717	1.99
Operating income	1,830	9.87	1,687	9.07	10,466	12.51	11,557	13.38
Interest – net	328	1.77	348	1.87	1,313	1.57	1,382	1.60
Pre-tax earnings	1,502	8.10	1,339	7.20	9,153	10.94	10,175	11.78
Income tax provision	377	2.04	319	1.72	2,196	2.63	2,449	2.83
Net earnings	$1,125	6.06	$1,020	5.48	$6,957	8.31	$7,726	8.95

Weighted average common shares outstanding – basic	562		574		567		582
Basic earnings per common share (1)	$2.00		$1.77		$12.25		$13.23
Weighted average common shares outstanding – diluted	563		575		568		584
Diluted earnings per common share (1)	$1.99		$1.77		$12.23		$13.20
Cash dividends per share	$1.15		$1.10		$3.40		$4.35

Accumulated Deficit
Balance at beginning of period	$(13,993)		$(15,744)		$(15,637)		$(14,862)
Net earnings	1,125		1,020		6,957		7,726
Cash dividends declared	(645)		(633)		(2,578)		(2,531)
Share repurchases	(1,286)		(280)		(3,541)		(5,970)
Balance at end of period	$(14,799)		$(15,637)		$(14,799)		$(15,637)

(1)    Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $1,122 million for the three months ended January 31, 2025, and $1,017 million for the three months ended February 2, 2024. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $6,940 million for the fiscal year ended January 31, 2025, and $7,706 million for the fiscal year ended February 2, 2024.

Lowe’s Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended				Fiscal Year Ended
	January 31, 2025		February 2, 2024		January 31, 2025		February 2, 2024
	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net earnings	$1,125	6.06	$1,020	5.48	$6,957	8.31	$7,726	8.95
Cash flow hedges – net of tax	(4)	(0.02)	(4)	(0.02)	(13)	(0.02)	(14)	(0.02)
Foreign currency translation adjustments – net of tax	—	—	—	—	—	0.01	5	0.01
Other	—	—	2	0.01	1	—	2	—
Other comprehensive loss	(4)	(0.02)	(2)	(0.01)	(12)	(0.01)	(7)	(0.01)
Comprehensive income	$1,121	6.04	$1,018	5.47	$6,945	8.30	$7,719	8.94

Lowe’s Companies, Inc.
Consolidated Balance Sheets (Unaudited)
In Millions, Except Par Value Data

	January 31, 2025	February 2, 2024
Assets
Current assets:
Cash and cash equivalents	$1,761	$921
Short-term investments	372	307
Merchandise inventory – net	17,409	16,894
Other current assets	816	949
Total current assets	20,358	19,071
Property, less accumulated depreciation	17,649	17,653
Operating lease right-of-use assets	3,738	3,733
Long-term investments	277	252
Deferred income taxes – net	244	248
Other assets	836	838
Total assets	$43,102	$41,795

Liabilities and shareholders' deficit
Current liabilities:
Current maturities of long-term debt	$2,586	$537
Current operating lease liabilities	563	487
Accounts payable	9,290	8,704
Accrued compensation and employee benefits	1,008	954
Deferred revenue	1,358	1,408
Other current liabilities	3,952	3,478
Total current liabilities	18,757	15,568
Long-term debt, excluding current maturities	32,901	35,384
Noncurrent operating lease liabilities	3,628	3,737
Deferred revenue – Lowe's protection plans	1,268	1,225
Other liabilities	779	931
Total liabilities	57,333	56,845

Shareholders' deficit:
Preferred stock, $5 par value: Authorized – 5.0 million shares; Issued and outstanding – none	—	—
Common stock, $0.50 par value: Authorized – 5.6 billion shares; Issued and outstanding – 560 million and 574 million, respectively	280	287
Accumulated deficit	(14,799)	(15,637)
Accumulated other comprehensive income	288	300
Total shareholders' deficit	(14,231)	(15,050)
Total liabilities and shareholders' deficit	$43,102	$41,795

Lowe’s Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Fiscal Year Ended
	January 31, 2025	February 2, 2024
Cash flows from operating activities:
Net earnings	$6,957	$7,726
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,972	1,923
Noncash lease expense	520	499
Deferred income taxes	9	6
Loss on property and other assets – net	5	83
Gain on sale of business	(177)	(79)
Share-based payment expense	221	210
Changes in operating assets and liabilities:
Merchandise inventory – net	(514)	1,637
Other operating assets	93	182
Accounts payable	633	(1,820)
Other operating liabilities	(94)	(2,227)
Net cash provided by operating activities	9,625	8,140

Cash flows from investing activities:
Purchases of investments	(1,286)	(1,785)
Proceeds from sale/maturity of investments	1,204	1,722
Capital expenditures	(1,927)	(1,964)
Proceeds from sale of property and other long-term assets	105	53
Proceeds from sale of business	177	100
Other – net	(11)	(27)
Net cash used in investing activities	(1,738)	(1,901)

Cash flows from financing activities:
Net change in commercial paper	—	(499)
Net proceeds from issuance of debt	—	2,983
Repayment of debt	(545)	(601)
Proceeds from issuance of common stock under share-based payment plans	159	141
Cash dividend payments	(2,566)	(2,531)
Repurchases of common stock	(4,053)	(6,138)
Other – net	(42)	(21)
Net cash used in financing activities	(7,047)	(6,666)

Net increase/(decrease) in cash and cash equivalents	840	(427)
Cash and cash equivalents, beginning of period	921	1,348
Cash and cash equivalents, end of period	$1,761	$921

Lowe’s Companies, Inc.
Non-GAAP Financial Measure Reconciliation (Unaudited)

Management of Lowe's Companies, Inc. (the Company) uses certain non-GAAP financial measures to provide additional insight for analysts and investors in evaluating the Company's financial and operating performance. These non-GAAP financial measures should not be considered alternatives to, or more meaningful indicators of, the Company's financial measures as prepared in accordance with GAAP. The Company's methods of determining these non-GAAP financial measures may differ from the methods used by other companies and may not be comparable.

For the three months ended January 31, 2025, the Company has presented the Non-GAAP financial measure of adjusted diluted earnings per share . This measure excludes the impact of a certain item, further described below, not contemplated in Lowe’s Business Outlook to assist analysts and investors in understanding operational performance for the fourth quarter of fiscal 2024.

Fiscal 2024 Impacts
The Company recognized financial impacts from the following:

•In the fourth quarter of fiscal 2024, the Company recognized pre-tax income of $80 million consisting of a realized gain on the contingent consideration associated with the fiscal 2022 sale of the Canadian retail business (Canadian retail business transaction).

Adjusted diluted earnings per share should not be considered an alternative to, or more meaningful indicator of, the Company’s diluted earnings per share as prepared in accordance with GAAP. The Company’s methods of determining non-GAAP financial measures may differ from the method used by other companies and may not be comparable.

A reconciliation between the Company’s GAAP and non-GAAP financial results is shown below and available on the Company’s website at ir.lowes.com.

	Three Months Ended
	January 31, 2025
	Pre-Tax Earnings	Tax[1]	Net Earnings
Diluted earnings per share, as reported			$1.99
Non-GAAP adjustments – per share impacts
Canadian retail business transaction	(0.14)	0.08	(0.06)
Adjusted diluted earnings per share			$1.93
1 Represents the tax benefit or expense related to the item excluded from adjusted diluted earnings per share.

1